UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2019 (June 26, 2019)

GOLDEN MINERALS COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-13627	26-4413382
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Indiana Street, Suite 650

Golden, Colorado 80401

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 839-5060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	AUMN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                         Entry into a Material Definitive Agreement.

On June 26, 2019, Golden Minerals Company (the “Company”) and its indirectly wholly-owned subsidiary, Minera de Cordilleras S. de R.L. de C.V., entered into an agreement (the “Agreement”) to sell certain assets to Compañía Minera Autlán S.A.B. de C.V. (“Autlán”) for US$22.0 million. Under the terms of the Agreement, Autlán will purchase three of the Company’s Mexican subsidiaries, which together hold the Velardeña properties, including the Velardeña and Chicago mines (which are currently on care and maintenance), two processing plants, mining equipment and other adjacent exploration properties. The sale includes the lease agreement pursuant to which the Company has leased the Velardeña oxide plant to Minera Hecla, S.A. de C.V. through December 31, 2020. The proposed transaction also includes the sale of the Rodeo and Santa Maria project concessions.

The Agreement provides for a period of up to 75 days for Autlán to conduct due diligence related to the three subsidiary companies, the Rodeo concessions and the Santa Maria concessions. Closing of the transaction is subject to the satisfactory completion by Autlán of its due diligence review and other customary closing conditions. The transaction is also subject to approval by the Mexican antitrust authority (the Comisión Federal de Competencia Económica), such approval which must be obtained without the imposition of any material conditions, restrictions or limitations on Autlán or the conduct of the Company's business. This approval is expected to be obtained prior to closing. Following completion of its due diligence review, Autlán may elect to terminate the Agreement with no further obligation. The Agreement also contains customary representations, warranties, covenants and indemnification rights and obligations of the parties.  The Company will be entitled to retain proceeds from the lease of the Velardeña oxide plant that are received prior to closing. The parties anticipate that closing of the transaction will occur during the third quarter 2019.

Upon execution of the Agreement, Autlán paid a deposit of US$1.5 million to the Company.  If the transaction is consummated, the deposit will be applied against the US$22.0 million purchase price at closing.  If the transaction does not close for any reason, the Company has the option to repay the deposit amount within 90 days following termination or elect to convey the Rodeo concessions to Autlán in full settlement of the deposit. If the Rodeo concessions cannot be conveyed for any reason, the Company will be required to repay the deposit by making dedicated monthly payments equal to approximately 60 percent of the anticipated cash flow from the lease of the Velardeña oxide plant until the deposit amount is repaid with interest.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, which the Company plans to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2019

Golden Minerals Company

By:	/s/ Robert P. Vogels
	Name:	Robert P. Vogels
	Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary